                          PREFERRED STOCK PURCHASE AGREEMENT

               PREFERRED STOCK PURCHASE AGREEMENT dated as of June 2, 1997 by and among JAMtv Corporation, a Delaware corporation (the "COMPANY"), each of the Persons identified on the signature pages hereto as a GS Investor (individually, a "GS INVESTOR" and collectively, the "GS INVESTORS") and each of the Persons identified on the signature pages hereto as an Existing Investor (individually, an "EXISTING INVESTOR" and collectively, the "EXISTING INVESTORS" and together with the GS Investors, the "INVESTORS").

               WHEREAS, Digital Entertainment Networks, L.L.C., an Illinois limited liability company (the "ILLINOIS PREDECESSOR"), conducted business as JAMtv Music Network;

               WHEREAS, simultaneously with the execution of this Agreement, all of the members of the Illinois Predecessor contributed all of their membership interests in the Illinois Predecessor to the Company in exchange for common stock of the Company (the "TRANSFER");

               WHEREAS, simultaneously with the execution of this Agreement and with the Transfer, all of the assets and liabilities of the Illinois Predecessor were distributed to the Company as the sole member (such step, together with the steps described in the previous recital, the "REORGANIZATION") and the Company, as the sole member of the Illinois Predecessor, will effect the dissolution of the Illinois Predecessor (the "DISSOLUTION");

               WHEREAS, the Company's Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware as of May 29, 1997, among other things, (a) authorizes a class of Convertible Preferred Stock, consisting of 2,500,000 shares, par value $.01 per share, which shares have been designated as Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), (b) authorizes 8,000,000 shares of Common Stock of the Company, par value $.01 per share (the "COMMON STOCK"), (c) authorizes 2,000,000 shares of preferred stock, par value $.01 per share and (d) sets forth the terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock; and

               WHEREAS, the Company wishes to sell to the Investors, and the Investors wish to purchase from the Company, an aggregate of 1,666,666 shares of Series A Preferred Stock on the terms and subject to the conditions contained herein;

               NOW, THEREFORE, the parties hereto, intending to be bound hereby, do agree as follows:

               SECTION 1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this SECTION 1 and shall be equally applicable to both the singular and plural forms.

               "BENEFIT PLAN" means any plan, program, policy, payroll practice, contract, or other arrangement providing for fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, including, without limitation each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is now or previously has been maintained, contributed to, or required to be contributed to by the Company or the Illinois Predecessor for the benefit of any kind of the employees of either of them, and pursuant to which the Company has or may have any liability, contingent or otherwise.

               "CERTIFICATE OF INCORPORATION" means the Restated Certificate of Incorporation of the Company in the form attached hereto as EXHIBIT 1.

               "CLOSING" has the meaning specified in SECTION 2.4.

               "CLOSING DATE" has the meaning specified in SECTION 2.4.

               "CODE" means the Internal Revenue Code of 1986, as amended.

               "COMMON STOCK" has the meaning specified in the fourth recital to this Agreement.

               "COMPANY" has the meaning specified in the first paragraph of this Agreement.

               "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

               "DOCUMENTS" means this Agreement, the Registration Rights Agreement and the Stockholders' Agreement.

               "EMPLOYMENT AGREEMENTS" means employment agreements between the Company and each of Howard Tullman, Patrick Blake and Jerry Mickelson in the forms attached hereto as EXHIBIT 5, EXHIBIT 6 and EXHIBIT 7, respectively.

               "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

               "ENVIRONMENTAL COSTS" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause the Company to come into compliance with Environmental Laws), investigation costs (including without limitation reasonable fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

               "ENVIRONMENTAL LAWS" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Sections 641, ET SEQ., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other Requirements of Laws governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters.

               "ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA AFFILIATE" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor), (ii) partnership or other trade or business under common control (within the meaning of Section 414(c) of the Code) with the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor), and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor), any corporation described in clause (i) or any partnership or other trade or business described in clause (ii).

               "EXISTING INVESTOR PURCHASE PRICE" has the meaning specified in
SECTION 2.2.

               "EXISTING INVESTORS" has the meaning specified in the first paragraph of this Agreement.

               "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

               "GS INVESTORS" has the meaning specified in the first paragraph of this Agreement.

               "GS PURCHASE PRICE" has the meaning specified in SECTION 2.2.

               "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

               "ILLINOIS PREDECESSOR" has the meaning specified in the first recital to this Agreement.

               "IMAGINATION PILOTS AGREEMENTS" means the agreements between the Company and Imagination Pilots, Inc. in the forms attached hereto as EXHIBIT 8 and EXHIBIT 9.

               "INDEMNIFIED PERSONS" has the meaning specified in SECTION 10.1.

               "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights, including, without limitation, Proprietary Technology, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, know-how, franchises, licenses, trade secrets, proprietary processes and formulae.

               "INTERIM FINANCIALS" has the meaning specified in SECTION 3.8.

               "INVESTORS" has the meaning specified in the first paragraph of this Agreement.

               "JAM PRODUCTIONS AGREEMENTS" means the agreements between the Company (in the case of EXHIBIT 10, as successor to the Illinois Predecessor) and Jam Productions, Ltd. in the forms attached hereto as EXHIBIT 10 and EXHIBIT 11.

               "LOSS" has the meaning specified in SECTION 10.1.

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or (ii) on the ability of the Company to perform its obligations under or with respect to, or to consummate the transactions contemplated by, the Documents.

               "PERMITTED ENCUMBRANCES" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are the subject of a good faith dispute and for which the Company has made proper reserves, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable (provided that any such non-consensual lien secures only obligations not in default and the holder thereof has not taken any steps to enforce it), (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection and (d) liens identified on SCHEDULE 1 hereto.

               "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

               "PROPRIETARY TECHNOLOGY" means all source and object code, algorithms, architecture, structure, software, firmware, display screens, layouts, processes, inventions, trade secrets, know-how, development tools and other proprietary rights owned by the Company (or owned by the Illinois Predecessor prior to the Reorganization), pertaining to any product or service manufactured, marketed or sold, or proposed to be manufactured, marketed or sold (as the case may be), by the Company, or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, know-how, notebooks, patents and patent applications, trademarks and trademark applications, copyrights and copyright applications, records and disclosures.

               "PURCHASE PRICE" has the meaning specified in SECTION 2.2.

               "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form of EXHIBIT 2 hereto.

               "REORGANIZATION" has the meaning specified in the third recital to this Agreement.

               "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

               "SERIES A PREFERRED STOCK" has the meaning specified in the fourth recital to this Agreement.

               "SERIES A RESERVED SHARES" has the meaning specified in SECTION 2.1.

               "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement in the form of EXHIBIT 3 hereto.

               "TAX" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

               "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

               "TRANSFER" has the meaning specified in the second recital to this Agreement.

               SECTION 2.  ISSUANCE AND SALE OF SERIES A PREFERRED STOCK.

               2.1. ISSUANCE OF SERIES A PREFERRED STOCK AND RESERVATION OF SERIES A RESERVED SHARES. Subject to the terms and conditions hereof, the Company has authorized (a) the issuance on the Closing Date of 1,666,666 shares of Series A Preferred Stock, and (b) the reservation of such number of shares of Common Stock as is necessary, but not less than 1,666,666 shares of Common Stock, for issuance upon conversion of the Series A Preferred Stock (such reserved shares being referred to herein as the "SERIES A RESERVED SHARES").

               2.2. AGREEMENT TO SELL AND PURCHASE THE SERIES A PREFERRED STOCK. At the Closing, (a) the Company is issuing and selling, and each GS Investor is purchasing from the Company, upon the terms and subject to the conditions hereinafter set forth, the number of shares of Series A Preferred Stock set forth in SCHEDULE I, for the purchase price set forth in SCHEDULE I (representing an aggregate purchase price of $4,500,000 (the "GS PURCHASE PRICE") for all the shares of Series A Preferred Stock being sold to the GS Investors);

               (b) the Company is issuing and selling, and each Existing Investor is purchasing from the Company, upon the terms and subject to the conditions hereinafter set forth, the number of shares of Series A Preferred Stock set forth in SCHEDULE I, for the purchase price set forth in SCHEDULE I (representing an aggregate purchase price of $500,000.00 (the "EXISTING INVESTOR PURCHASE PRICE" and aggregated with the GS Purchase Price, the "PURCHASE PRICE") for all the shares of Series A Preferred Stock being sold to the Existing Investors).

               2.3. DELIVERY OF SERIES A PREFERRED STOCK TO THE INVESTORS. At the Closing, the Company is delivering to each GS Investor and each Existing Investor one certificate representing the number of shares of Series A Preferred Stock being purchased by such Investor, registered in the name of such Investor. Delivery of such certificate to each Investor is being made against receipt by the Company from such Investor of the portion of the Purchase Price to be paid by such Investor (as set forth in SCHEDULE I hereto), which amount is being paid, in the case of each GS Investor, by a wire transfer to an account designated at least two business days prior to the Closing Date by the Company, or in the case of each Existing Investor, by the cancellation by such Existing Investor of a promissory note of the Company payable to such Existing Investor in an amount equal to the portion of the Purchase Price to be paid by such Existing Investor.

               2.4. THE CLOSING. The closing (the "Closing") hereunder with respect to the transactions contemplated hereby is taking place at the offices of Freeborn & Peters, 311 South Wacker Drive, Suite 3000, Chicago, Illinois, simultaneously with the execution and delivery of this Agreement (the "CLOSING DATE").

               SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investors as follows:

               3.1. REORGANIZATION. (a) Except as set forth on SCHEDULE 3.1 hereto, the Reorganization complied and the Dissolution will comply in all respects with all applicable provisions of federal and state law.

               (b) The Reorganization transferred good and sufficient title to all properties and assets, real, personal or mixed, tangible or intangible, owned or held by the Illinois Predecessor, and all obligations and liabilities of the Illinois Predecessor, to the Company.

               (c)    The Reorganization did not and the Dissolution will not:

               (i) violate any Court Order or Requirements of Laws applicable to the Illinois Predecessor or the Company or any of their properties or assets,

               (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Illinois Predecessor or the Company under, (A) the Certificate of Incorporation of the Company, the articles of organization of the Illinois Predecessor or the Operating Agreement of the Illinois Predecessor, (B) the by-laws of the Company or (C) any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which the Illinois Predecessor or the Company is or was a party or by which any of them or the properties or assets of any of them is or was bound or affected, or

               (iii) require the approval, consent, authorization or act of, or the making of any declaration, filing or registration with, any Person, except for articles of dissolution of the Illinois Predecessor to be filed with the Secretary of the State of the State of Illinois and except for approvals and consents which have been obtained.

               (d) SCHEDULE 3.1 contains a list of all holders of membership or other equity interests in the Illinois Predecessor that were outstanding as of the time immediately prior to the

Reorganization, including the number of membership or other equity interests held by such holder. All of such membership or other equity interests were validly issued, were not issued in violation of any preemptive or similar rights, and were issued in compliance with all applicable federal and state securities laws.

               3.2. ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement. The Company is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions listed on SCHEDULE
3.2 hereto, which jurisdictions constitute all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by the Company makes such qualification necessary.

               3.3. AUTHORIZATION OF THE DOCUMENTS. The execution, delivery and performance by the Company of each of the Documents have been duly authorized by all requisite corporate action by the Company, and each Document constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or equitable principles.

               The execution, delivery and performance of the Documents and the consummation of the transactions contemplated thereby, the compliance with the provisions thereof by the Company and the issuance, sale and delivery of the Series A Preferred Stock and the Series A Reserved Shares by the Company will not:

               (a) violate any Court Order or Requirements of Laws applicable to the Company or any of its properties or assets,

               (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, (i) the Certificate of Incorporation, (ii) the by-laws of the Company or (iii) any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which the Company is a party or by which it or any of its properties or assets is bound or affected, or

               (c) require the approval, consent, authorization or act of, or the making of any declaration, filing or registration with, any Person (other than such notifications or filings required under applicable state securities laws, if any, which shall be made by the Company on a timely basis).

               3.4. CAPITALIZATION. (a) The authorized capital stock of the Company immediately upon the consummation at the Closing of the transactions contemplated hereby shall consist of:

               (i) 2,500,000 shares of Series A Preferred Stock, of which 1,666,666 shall have been validly issued to the Investors and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and no other shares of Series A Preferred Stock shall be issued or outstanding;

               (ii) 8,000,000 shares of Common Stock, of which (x) 1,150,530 shares shall have been validly issued and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof; and (y) 2,500,000 shares shall have been duly reserved for issuance upon the conversion of the Series A Preferred Stock; and

               (iii) 2,000,000 shares of preferred stock, par value $.01 per share, issuable in series, of which none are outstanding.

               (b) SCHEDULE 3.4 hereto contains a list of (i) all holders of capital stock of the Company, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of the capital stock or other securities of the Company, which names all Persons entitled to receive such shares or other securities and the shares of capital stock or other securities required to be issued thereunder as of the date hereof, in each case
(i) and (ii), immediately upon the consummation of the Closing of the transactions contemplated hereby. All of the outstanding capital stock and other securities of the Company were issued in compliance with all applicable federal and state securities laws.

               (c) Except as set forth on SCHEDULE 3.4 or as contemplated by the Documents, there are, and immediately upon consummation at the Closing of the transactions contemplated hereby, there will be, no preemptive or similar rights to purchase or otherwise acquire shares of the capital stock of the Company pursuant to any provision of law, the Certificate of Incorporation or by-laws of the Company (in each case as amended and in effect on the date hereof), or any agreement to which the Company is a party; and, except as contemplated by the Documents, there is, and immediately upon the consummation at the Closing of the transactions contemplated hereby, there will be, to the best knowledge of the Company, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, etc.) with respect to the sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities). The transactions contemplated by the Documents will not trigger any anti-dilution protection provisions given by the Company to any Person or entity (including without limitation, any stockholder, lender, warrant holder, lessor and/or licensee).

               3.5. AUTHORIZATION OF THE SERIES A PREFERRED STOCK, AND SERIES A RESERVED SHARES. The authorization, issuance, sale and delivery of the Series A Preferred Stock and the authorization, reservation, issuance, sale and delivery of the Series A Reserved Shares have been duly authorized by all requisite corporate action of the Company, and when issued, sold and delivered in accordance with this Agreement, the Series A Preferred Stock and the Series A Reserved Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of the Company or others. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock are as stated in the Certificate of Incorporation. The holders of the Series A Preferred Stock are parties to the Stockholders' Agreement and are subject to the terms thereof.

               3.6. EQUITY INVESTMENTS. Other than the Company's prior ownership of all of the issued and outstanding equity interests in the Illinois Predecessor, neither the Company nor the Illinois Predecessor has ever had, nor does either of them currently have, any subsidiaries, nor has either of them owned, nor does either of them presently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, limited liability company, joint venture or other entity.

               3.7.   INTELLECTUAL PROPERTY RIGHTS.  Except as set forth on
SCHEDULE 3.7 hereto:

               (a) the Company owns, possesses, has the exclusive right to use, has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property Rights necessary or required for the conduct of its business as presently conducted or as presently proposed to be conducted (collectively, the "REQUISITE RIGHTS"), including, without limitation, the Intellectual Property Rights identified on SCHEDULE 3.7;

               (b) SCHEDULE 3.7 lists all patents, patent applications, trademarks, trademark applications, registered copyrights and licenses necessary or required for the conduct of the Company's business as currently conducted or as proposed to be conducted;

               (c) except as set forth in SCHEDULE 3.7, no royalties, honoraria or fees are payable by the Company or were payable by the Illinois Predecessor prior to the Reorganization to other persons by reason of the ownership or use of the Requisite Rights;

               (d) no product, service or process manufactured, marketed, sold or used, or proposed to be manufactured, marketed, sold or used, by the Company or by the Illinois Predecessor prior to the Reorganization violates or violated any license or, to the best knowledge of the Company, will violate any license, or, to the best knowledge of the Company, infringes upon, or will infringe upon, any Intellectual Property Rights of any other Person;

               (e) there is no litigation (nor to the best knowledge of the Company does there exist any basis therefor) contesting the validity of the Intellectual Property Rights of the Company or the right of the Company to use any product, service or process manufactured, marketed, sold or used or proposed to be manufactured, marketed, sold or used by the Company or by the Illinois Predecessor prior to the Reorganization;

               (f) there is no pending or, to the knowledge of the Company, threatened claim (nor to the best knowledge of the Company does there exist any basis therefor) contesting the validity of the Intellectual Property Rights of the Company or the right to use any product, service or process manufactured, marketed, sold or used or proposed to be manufactured, marketed, sold or used by the Company or by the Illinois Predecessor prior to the Reorganization; and

               (g) neither the Company nor the Illinois Predecessor has received any notice that any of the Requisite Rights or the operation or proposed operation of the Company's business conflicts or will conflict with the asserted rights of any other Person, nor to the best knowledge of the Company does there exist any basis for any such conflict.

               3.8. FINANCIAL INFORMATION. (a) The Company has previously delivered to each Investor the following financial information:

               (i) the unaudited statement of financial position of the Illinois Predecessor as of April 30, 1997, and the related unaudited statements of income, shareholders' equity and cash flows for the four-month period then ended (the "INTERIM FINANCIALS"); and

               (ii) the unaudited statements of financial position of the Illinois Predecessor as of December 31, 1996, and the related statements of income, shareholders' equity and cash flows for year then ended.

               (b) Except as set forth on SCHEDULE 3.8 hereto, the financial statements referred to in the foregoing clause (a) of this SECTION 3.8: (i) are in accordance with the books and records of the Illinois Predecessor; (ii) fairly present the financial condition and the results of operations of the Illinois Predecessor as of the dates and for the periods indicated; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied.

               3.9. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.9 hereto, the Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) obligations disclosed or provided for in the Interim Financials and (ii) obligations or liabilities incurred by the Company or the Illinois Predecessor in the ordinary course of business since April 30, 1997, none of which either individually or in the aggregate has been or could reasonably be expected to be material to the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company.

               3.10. ABSENCE OF CHANGES. Except as set forth on SCHEDULE 3.10 hereto and except for the Reorganization, since April 30, 1997, there has not been:

               (a) any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor) or, to the best knowledge of the Company, any circumstances or development which could reasonably be expected to give rise to such a change,

               (b) any indebtedness incurred by the Company or the Illinois Predecessor for borrowed money,

               (c) any asset or property of the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor) made subject to an Encumbrance (other than Permitted Encumbrances),

               (d) any waiver of any material right of the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor), or the cancellation of any material debt or claim held by the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor),

               (e) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company (or, with respect to periods prior to the Reorganization and other than pursuant to the Reorganization, any membership units or other equity interest in the Illinois Predecessor) or any agreement or commitment therefor,

               (f) any issuance of any stock, bonds or other securities of the Company (or, with respect to periods prior to the Reorganization and other than pursuant to the Reorganization, the Illinois Predecessor), or any agreement or commitment therefor,

               (g) any sale, assignment or transfer of any tangible or intangible assets of the Company (or, with respect to periods prior to the Reorganization and other than pursuant to the Reorganization, the Illinois Predecessor), except in the ordinary course of business,

               (h) any loan by the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor) to any officer, director, employee, consultant or stockholder of the Company or the Illinois Predecessor or any agreement or commitment therefor (other than advances to such persons in the ordinary course of business in connection with travel and travel-related expenses),

               (i) any damage, destruction or loss (whether or not covered by insurance) affecting in any material respect the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor),

               (j) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant or agent of the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor),

               (k) any change in the accounting methods, practices or policies followed by the Company (or, with respect to periods prior to the Reorganization, the Illinois

       Predecessor) or any change in depreciation or amortization policies or rates theretofore adopted,

               (l) any amendment to or termination of any material agreement to which the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor) is a party (other than amendments to or terminations of agreements pursuant to or contemplated by the Documents) or

               (m) any disclosure of information relating to Proprietary Technology other than in the ordinary course of business, other than pursuant to a confidentiality agreement and other than to representatives of the Company (or, with respect to periods prior to the Reorganization, the Illinois Predecessor).

               3.11. TAX MATTERS. Except as set forth on SCHEDULE 3.11 hereto:

               (a) the Company and the Illinois Predecessor have each filed all Tax Returns required to be filed by them prior to the Closing (other than those subject to a valid extension of time to file on the Closing);

               (b) all such Tax Returns are complete and correct and disclose all Taxes required to be paid by the Company or the Illinois Predecessor for the periods covered thereby;

               (c) the Company and the Illinois Predecessor have each timely paid or made provision for all Taxes shown as due and payable on such Tax Returns, and all Taxes which the Company and the Illinois Predecessor are required by law to withhold or to collect for payment have been duly withheld or collected and paid over;

               (d) in each jurisdiction where the Company sells (or the Illinois Predecessor sold) personal property, whether tangible or intangible, the Company or the Illinois Predecessor, as applicable, has timely withheld or collected and paid over to the appropriate Governmental Body all sales, use, value-added or similar Taxes with respect to its sales, and has registered to collect such Taxes, all to the extent and in the manner required by Requirements of Laws;

               (e) neither the Company nor the Illinois Predecessor is or was required to file any Tax Return for any period ending on or prior to December 31, 1995;

               (f) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) have been paid in full;

               (g) neither the Company nor the Illinois Predecessor is delinquent in the payment of any Taxes, nor has either of them requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

               (h) there is no action, suit, investigation, audit, claim or assessment pending, proposed or threatened with respect to Taxes of the Company or the Illinois Predecessor and, to the best knowledge of the Company, no basis exists therefor;

               (i) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due and payable;

               (j) neither the Company nor the Illinois Predecessor has waived or been requested to waive any statute of limitations in respect of Taxes;

               (k) neither the Company nor the Illinois Predecessor has ever filed consolidated returns under Section 1502 of the Code with any Person; and

               (l) all assets reflected on the financial statements described in SECTIONS 3.8(A)(I) and 3.8(A)(II) are properly treated as owned by the Company for all income Tax purposes.

               3.12.  EMPLOYEE BENEFIT PLANS.  (a)  Except as set forth on
SCHEDULE 3.12, the Company and the Illinois Predecessor have complied with and performed all obligations required to be performed by them under or with respect to each of their Benefit Plans and any related trust or insurance contract and have complied with all applicable Requirements of Laws with respect to each of their Benefits Plans. All contributions and other payments required to be made by the Company or the Illinois Predecessor to each Benefit Plan prior to the date hereof have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or to the best knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or relating to any Benefit Plan or against the assets thereof. Neither the Company nor the Illinois Predecessor has communicated generally to employees or specifically to any employee regarding any future increase in benefit levels or the creation of any new employee benefit plan beyond those reflected in the Benefit Plans.

               (b) Neither the Company, the Illinois Predecessor, nor any ERISA Affiliate contributes or has ever contributed to or maintained an employee benefit plan which is subject either to Title IV of ERISA or Section 412 of the Code.

               (c) The Company does not, and the Illinois Predecessor did not, maintain or contribute to any Benefit Plan which provides, and has no liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or beneficiary) upon his or her retirement or termination of employment, except as required by law, and neither the Company nor the Illinois Predecessor has ever represented, promised or committed to any employee that such employee would be provided with life insurance, medical, or other employee welfare benefits upon his retirement or termination of employment, except to the extent required by law.

               (d) Each of the Company's Benefit Plans can be amended, terminated, or otherwise discontinued, without personal liability to the Investors.

               (e)    No "prohibited transaction," within the meaning of
Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefit Plan of the Company or the Illinois Predecessor.

               (f) No transaction contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, agreement, trust, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any employee.

               3.13. PROPERTIES. (a) Except as set forth on SCHEDULE 3.13 hereto, the Company has good and marketable title to all of the properties, interests in properties and assets, real, personal or mixed, reflected in the Interim Financials or acquired by the Company or the Illinois Predecessor after April 30, 1997 (except property sold or otherwise disposed of since April 30, 1997, in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to April 30, 1997), which properties and assets constitute all assets and properties (other than Intellectual Property Rights) used in the business of the Company, free and clear of all Encumbrances except for Permitted Encumbrances.

               (b) All furniture, machinery and equipment owned or leased by the Company which are necessary to the operations of the Company are in good condition and repair (ordinary wear and tear excepted) and are suitable for the uses for which they are intended.

               (c) All accounts receivable of the Company are valid and genuine and have arisen from BONA FIDE transactions in the ordinary course of business. The accounts receivable reflected on the balance sheet included in the Interim Financials have been paid or the Company has no reason to believe will not be paid in the ordinary course of business of the Company in the book amounts thereof.

               3.14. REAL PROPERTY. The Company does not own any real property. SCHEDULE 3.14 hereto contains a list and description of all real property leased by the Company.

               3.15. CONTRACTS. (a) SCHEDULE 3.15(a) (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the GS Investors and made available to the Existing Investors prior to the execution of this Agreement), to which the Company is a party or by which any of its assets and properties is bound:

               (i) (A) all contracts providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each Person party to such a contract and the expiration date of each such contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving in the case of either clause (A) or clause (B) an obligation of the Company to make payments in any year to any employee exceeding $65,000;

               (ii) all contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company;

               (iii) all partnership, joint venture, limited liability company, shareholders' or other similar contracts or agreements with any Person;

               (iv) all contracts relating to indebtedness for borrowed money of the Company;

               (v) all contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees;

               (vi) all contracts relating to the future disposition or acquisition of any assets and properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice;

               (vii) all contracts between or among the Company and any stockholder of the Company;

               (viii) all collective bargaining or similar labor contracts;

               (ix) all leases or agreements under which the Company is lessee of or holds or operates any real property owned by any other Person;

               (x) all leases or other agreements under which the Company is lessee of or holds or operates any machinery, equipment, vehicle or other tangible personal property owned by any other Person;

               (xi) all guaranties by the Company of the performance, liabilities or obligations of any other Person;

               (xii)  all contracts relating to Intellectual Property Rights;

               (xiii) all contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any assets and properties or to change the lines of business in which it participates or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

               (xiv) all other contracts (other than insurance policies listed in SCHEDULE 3.18) that (A) involve the payment or potential payment, pursuant to the terms of any such contract, by or to the Company of more than $100,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to the Company.

               (b) Except as set forth in SCHEDULE 3.15(b), each contract required to be listed in SCHEDULE 3.15(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and to general equitable principles; and except as set forth in
SCHEDULE 3.15(b) neither the Company nor, to the best knowledge of the Company, any other party to such contract is, or has received notice that it is, in violation or breach of or default under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract) in any material respect.

               (c) Except as set forth in SCHEDULE 3.15(c), the Company is not a party to or bound by any contract that has been or could reasonably be expected to, individually or in the aggregate with any other such contracts, have a Material Adverse Effect.

               3.16.  LABOR RELATIONS; EMPLOYEES.  Except as set forth on
SCHEDULE 3.16 hereto:

               (i) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees,

               (ii) the Company is in compliance in all material respects with all applicable laws and regulations respecting labor, immigration, employment and employment practices, terms and conditions of employment and wages and hours,

               (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company, threatened against or involving the Company,

               (iv) neither any grievance which might have a Material Adverse Effect nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted,

               (v) the Company is not a party to any employment or consulting agreement or any agreement, plan or arrangement providing for severance payments to any employee of the Company upon termination of employment or which provides benefits upon a change in control of the Company, and

               (vi) to the best knowledge of the Company, no salaried key employee has any plans to terminate his or her employment with the Company.

               3.17.  LITIGATION; COMPLIANCE WITH LAWS.  Except as set forth on
SCHEDULE 3.17, there is no (i) action, suit, claim, proceeding or, to the knowledge of the Company, investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company, at law or in equity, or before or by any Governmental Body, (ii) arbitration proceeding relating to the Company or (iii) governmental inquiry pending or, to the best knowledge of the Company, threatened against or affecting the Company, and there is no basis for any of the foregoing, except for such items that could not reasonably be expected to have a Material Adverse Effect. The Company is not in default with respect to any Court Order known to or served upon the Company or the Illinois Predecessor. There is no action or suit by the Company pending or threatened against others. The Company and the Illinois Predecessor have complied with all Requirements of Laws applicable to their business, operations, properties, assets, products and services, and the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, except where the failure to so comply or obtain permits, licenses or authorizations could not reasonably be expected to have a Material Adverse Effect. There is no existing law, rule, regulation or order, and, except as provided in SCHEDULE 3.17 hereto, the Company after due inquiry is not aware of any proposed law, rule, regulation or order, whether federal or state, which would prohibit or restrict the Company from conducting its business as conducted and as proposed to be conducted, or otherwise have a Material Adverse Effect.

               3.18. INSURANCE. SCHEDULE 3.18 contains a true and complete list (including the names of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation, life, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets and properties of the Company and that (i) have been issued to the Company or (ii) have been issued to any Person (other than the Company) for the benefit of the Company. The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed on SCHEDULE 3.18 is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither the Company, the Illinois Predecessor nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Such insurance policies are in amounts and have coverages that, based on the experience of the executive officers of the Company, are reasonable for Persons engaged in such businesses and operations and having such assets and properties. Neither the Company, the Illinois Predecessor nor, to the best knowledge of the Company, the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

               3.19. ENVIRONMENTAL MATTERS. (i) There has not been any material release of Hazardous Substances in violation of any Environmental Laws on any of the real property currently or formerly operated or leased by the Company or the Illinois Predecessor;

               (ii) the Company and the Illinois Predecessor have not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of any Hazardous Substances to any place or location in violation of any Environmental Laws; and

               (iii) the Company and the Illinois Predecessor have not received any notice or other communication that either of them is or may be a potentially responsible person or otherwise liable for any Environmental Costs in connection with any waste disposal site allegedly containing any Hazardous Substances.

               3.20. MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth in SCHEDULE 3.20 and except for the Employment Agreements, the Imagination Pilots Agreements and the Jam Productions Agreements, since January 1, 1997, none of the officers or directors of the Company, nor any persons with which any officer or director of the Company has any relationship by blood, marriage or adoption, has engaged in any material transaction with the Company or the Illinois Predecessor (other than transactions by officers and directors in their capacity as such) or has or has had any material interest in (i) any contract, arrangement or understanding with, or relating to the business or operations of, the Company or the Illinois Predecessor, (ii) any property (real or personal), tangible or intangible, used or intended to be used in, or pertaining to, the business of the Company or the Illinois Predecessor or (iii) any business or entity which competes with, or is a customer or supplier of, the Company.

               3.21. USE OF PROCEEDS. The net proceeds received by the Company from the sale of the Series A Preferred Stock shall be used by the Company as set forth on SCHEDULE 3.21 hereto.

               3.22.  OFFERING EXEMPTION.  The offering and sale of the Series
A Preferred Stock and the Series A Reserved Shares upon conversion of the Series A Preferred Shares, as the case may be, are each exempt from registration under the Securities Act and under applicable state securities and "blue sky" laws.

               3.23. BROKERS. Neither the Company, the Illinois Predecessor nor any of the officers, directors, managers, employees or stockholders of either of them has employed any broker or finder in connection with the transactions contemplated by this Agreement.

               3.24. REGISTRATION RIGHTS. Except as contemplated by the Registration Rights Agreement, no Person has any right to cause the Company to effect the registration under the Securities Act of any shares of Common Stock or any other securities of the Company.

               3.25. DISCLOSURE. Neither this Agreement nor any other document, certificate, instrument or written statement furnished or made to the Investors by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

       SECTION 4. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR. (a) Each GS Investor represents and warrants to the Company as follows:

               (i)    Such GS Investor is acquiring the Series A
       Preferred Stock being purchased by it hereunder for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

               (ii) Such GS Investor understands that (i) the Series A Preferred Stock has not been, and that the Series A Reserved Shares will not be, registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and (ii) the Series A Preferred Stock and the Series A Reserved Shares may not be sold unless such disposition is registered under the Securities Act or is exempt from registration.

               (iii) Such GS Investor further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the GS Investor) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

               (iv) Such GS Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

               (v) Such GS Investor is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

               (vi) Such GS Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

               (vii) Such GS Investor has full power and authority without the consent or approval of any court, agency or other third party, to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of such

       GS Investor. When duly executed and delivered this Agreement will constitute a valid and binding agreement of such GS Investor enforceable against such GS Investor in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or equitable principles.

               (b) Each Existing Investor represents and warrants to the Company as follows:

               (i) Such Existing Investor is acquiring the Series A Preferred Stock being purchased by it hereunder for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

               (ii) Such Existing Investor understands that (i) the Series A Preferred Stock has not been, and that the Series A Reserved Shares will not be, registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and (ii) the Series A Preferred Stock and the Series A Reserved Shares may not be sold unless such disposition is registered under the Securities Act or is exempt from registration.

               (iii) Such Existing Investor further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Existing Investor) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

               (iv) Such Existing Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

               (v) Unless the name of such Existing Investor is set forth on SCHEDULE 4(b) hereto, such Existing Investor is an "Accredited Investor" (as defined in Rule 501(a) under the
       Securities Act).

               (vi) Such Existing Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

               (vii) Such Existing Investor has full power and authority, without the consent or approval of any court, agency or other third party, to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of such Existing Investor. When duly executed and delivered this Agreement will constitute a valid and binding agreement of such Existing Investor enforceable against such Existing Investor in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or equitable principles.

               SECTION 5. DELIVERIES AT THE CLOSING. Simultaneously with the Closing (or, in the case of (d) and (e) below on or prior to the Closing Date), the following actions are being taken:

               (a) The Stockholders' Agreement is being duly executed and delivered by the Company and all parties thereto.

               (b) The Registration Rights Agreement is being duly executed and delivered by the Company and the Investors.

               (c)    The Company is delivering to the Investors:

               (i) a long form certificate of good standing of the Company dated as of a recent date from the State of Delaware;

               (ii) a certificate of good standing of the Company dated as of a recent date from the State of Illinois;

               (iii) a certificate of the secretary of the Company as to (1) the Articles of Incorporation; (2) the by-laws of the Company; (3) the resolutions of the Board of Directors of the Company authorizing the execution and performance of the Documents and the transactions contemplated thereby; (4) the resolutions of the stockholders of the Company authorizing the execution and performance of the Documents and the transactions contemplated thereby; and (5) the incumbency and signatures of the officers of the Company executing the Documents; and

               (iv) the opinion of Freeborn & Peters, counsel for the Company, in the form of EXHIBIT 4 attached hereto.

               (d) Fully executed copies of the Employment Agreements, the Imagination Pilots Agreements and the Jam Productions Agreements are being or have previously been delivered or made available to the GS Investors and made available to the Existing Investors.

               (e) Fully executed copies of the partnership or affiliate agreements listed on SCHEDULE 5 hereto are being or have previously been delivered to the GS Investors and made available to the Existing Investors.

               SECTION 6. TRANSFER TAXES. The Company will be liable for and will pay, and will hold each Investor harmless from, any and all liability with respect to any stamp, transfer or similar Taxes arising from the execution, delivery or performance of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement, and that it will similarly be liable for, pay and hold each Investor harmless from all issue Taxes in respect of the issuance of the Series A Preferred Stock and the Series A Reserved Shares to such Investor.

               SECTION 7. EXCHANGES; LOST, STOLEN OR MUTILATED CERTIFICATES. Upon surrender by an Investor to the Company of any certificate representing Series A Preferred Stock or Series A Reserved Shares purchased or acquired hereunder, the Company at its expense will issue in exchange therefor, and deliver to such Investor, a new certificate or certificates representing such shares, in such denominations as may be requested by such Investor. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Series A Preferred Stock or Series A Reserved Shares purchased or acquired by an Investor hereunder, and in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in any case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense will issue and deliver to such Investor a new certificate for such Series A Preferred Stock or Series A Reserved Shares of like tenor, in lieu of such lost, stolen or mutilated certificate.

               SECTION 8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties contained in this Agreement shall survive the Closing for a period of four (4) years from the Closing Date and shall thereupon terminate and cease to be of further force and effect together with any associated right to indemnification, except that any representation and warranty shall survive the time it would otherwise terminate pursuant to this SECTION 8 if notice of the breach thereof (specifying in reasonable detail the nature of such beach) giving rise to a right of indemnification shall have been given to the indemnifying party prior to such time. The survival periods set forth in this SECTION 8 shall be applicable regardless of any investigation made by or on behalf of any party. Except as otherwise provided herein, the covenants and agreements in this Agreement shall survive without limitation as to time.

               SECTION 9. EXPENSES. The Company and the Investors shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel, except that the Company shall, promptly following its receipt of invoices therefor, pay or reimburse the GS Investors for all fees and expenses (including, without limiting the generality of the foregoing, fees and expenses of its own accountants and counsel) reasonably incurred by the Investors in connection with the preparation and negotiation of the Documents and the consummation of the transactions contemplated by the Documents.

               SECTION 10.  INDEMNIFICATION.

               10.1. GENERAL INDEMNIFICATION. The Company agrees to indemnify and hold the Investors and their subsidiaries and affiliates (other than the Company) and the respective partners, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "INDEMNIFIED PERSONS") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, reasonable costs of investigation and attorneys' fees and expenses) (individually, a "LOSS", and collectively, "LOSSES") arising out of or relating to (a) any breach of any representation or warranty set forth in any Document or any related schedule or exhibit, and (b) any breach of any covenant or obligation of the Company contained in any Document.

               10.2.  CALCULATION OF LOSSES.  For purposes of this SECTION 10,
(a) Losses shall, without duplication, include any Loss indirectly incurred as a result of a decrease in value to the Investors (or their permitted successors and assigns) of their investment (measured as of the Closing Date) in the Company pursuant hereto as compared to such value so measured absent the matter, condition or event giving rise to such Loss and (b) with respect to the indemnification obligations of the Company, the amount of any Loss shall also reflect any decrease in the value to the Investors (or their permitted successors and assigns) of their investment in the Company resulting from any payments made by the Company to any Indemnified Persons (other than the Investors) pursuant to SECTION 10.1.

               10.3. PROCEDURES RELATING TO INDEMNIFICATION. An indemnified party under this SECTION 10 shall give prompt written notice to the indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and the indemnifying party, through counsel reasonably satisfactory to the indemnified party and the Company, shall assume the defense thereof or other indemnification obligation with respect thereto; PROVIDED, HOWEVER, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense and PROVIDED, FURTHER, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the indemnifying party, if, in the good faith judgment of the indemnified party's counsel, representation by the indemnifying party's counsel may present a conflict of interests. The failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this SECTION 10, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In any event, if the indemnifying party fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in this SECTION 10. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the indemnifying party without the prior written consent of such indemnifying party (which shall not be unreasonably withheld). Notwithstanding anything in this SECTION 10 to the contrary, the indemnifying party shall not, without the written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. The indemnifying party shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for in this SECTION 10.

               10.4. EXCLUSIVE REMEDY. From and after the Closing, the indemnities set forth in this SECTION 10 shall be the exclusive remedies of the Indemnified Persons for any breach of a representation, warranty, covenant or agreement of the Company or any Stockholder contained in this Agreement, PROVIDED that the foregoing shall not be deemed to limit in any respect any equitable remedies to which the Indemnified Persons may be entitled and shall not apply to any willful and deliberate material breach of this Agreement on the part of the Company.

               SECTION 11. REMEDIES. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company, the Investor may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

               SECTION 12. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Company and the Investors and the respective successors, assigns, heirs and personal representatives of the Company and the Investors; PROVIDED, HOWEVER, that this Agreement or any right hereunder shall not be assigned by the Company (except by operation of law) without the consent of the Investors. Each Investor may assign this Agreement or any right hereunder to any partnership, corporation, trust or other organization which is controlled by, controlling or under common control with such Investor. The transferee of any Series A Preferred Stock or Series A Reserved Shares from an Investor pursuant to a transfer permitted by the Stockholders' Agreement shall be deemed to be such Investor's successor and assign under this Agreement.

               SECTION 13. ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

               SECTION 14. NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                      (i)     if to the Company, to:

                              JAMtv Corporation
                              640 North LaSalle
                              Suite 560
                              Chicago, Illinois 60610
                              Facsimile:  (312) 642-0616
                              Attention: President, CEO and Chairman

                              with a copy to:

                              Freeborn & Peters
                              311 South Wacker Drive
                              Suite 3000
                              Chicago, Illinois
                              Facsimile:  (312) 360-6520
                              Attention: Michael E. Shabat

                      (ii)    if to the GS Investors, to:

                              c/o Goldman, Sachs & Co.
                              85 Broad Street
                              New York, New York 10004
                              Facsimile: (212) 902-3000
                              Attention: Carla Skodinski

                              with a copy to:

                              Sidley & Austin
                              One First National Plaza
                              Chicago, Illinois 60603
                              Facsimile: (312) 853-7036
                              Attention: Dennis V. Osimitz

                      (iii) if to an Existing Investor, to such Existing Investor at its address set forth in the stock ledger of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received.

               SECTION 15. AMENDMENTS. Any waiver, change, modification or discharge of the provisions of this Agreement shall require the written consent of the Company and the Investors as and to the extent provided in this SECTION
15. This Agreement may be amended as to the Investors and their successors and assigns (determined as provided in SECTION 11), and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it in respect of the Investors, if the Company shall obtain the written consent of the Investors and/or such successors and assigns who are then the registered holders of not less than a majority of the shares of Series A Preferred Stock and shares of Common Stock into which shares of Series A Preferred Stock sold pursuant hereto have been converted then held by the Investors and/or such successors and assigns.

               SECTION 16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               SECTION 17. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

               SECTION 18. SEVERABILITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

               SECTION 19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly therein.

               IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.


                                        COMPANY:

ATTEST:                                 JAMTV CORPORATION, a Delaware
                                             corporation


/s/ Howard A. Tullman                   By: /s/ Patrick J. Blake
--------------------------                 ---------------------------------
Secretary                                              President



                                        GS INVESTORS:

                                        GS CAPITAL PARTNERS II, L.P., a
                                          Delaware limited partnership

                                        By:  GS Advisors, L.P., its
                                             general partner

                                        By:  GS Advisors, Inc., its
                                             general partner

                                             By: /s/ Joseph H. Gleberman
                                                 ------------------------------
                                             Its: Vice President
                                                 ------------------------------

                                        GS CAPITAL PARTNERS II OFFSHORE, L.P., a limited partnership organized under the laws of the Cayman Islands

                                        By:  GS Advisors II (Cayman), L.P.,
                                             its general partner

                                        By:  GS Advisors II, Inc., its
                                               general partner

                                        By: /s/ Joseph H. Gleberman
                                           ----------------------------------
                                        Its: Vice President
                                           ----------------------------------

                                        GOLDMAN SACHS & CO. VERWALTUNGS GMBH, a
                                        company organized under the laws of
                                        Germany

                                        By: /s/ Joseph H. Gleberman
                                           ----------------------------------
                                           Joseph H. Gleberman, Managing
                                           Director

                                        and

                                        By: /s/ Carla H. Skodinski
                                           ----------------------------------
                                           Carla H. Skodinski, Registered Agent


                                        STONE STREET FUND 1997, L.P., a Delaware limited partnership

                                        By:  Stone Street Asset Corp.,
                                             General Partner

                                        By: /s/ Carla H. Skodinski
                                           ----------------------------------
                                        Its: Vice President
                                           ----------------------------------

                                        BRIDGE STREET FUND 1997, L.P., a
                                        Delaware limited partnership

                                        By:  Stone Street Asset Corp.,
                                             Managing General Partner

                                        By: /s/ Carla H. Skodinski
                                           ----------------------------------
                                        Its: Vice President
                                           ----------------------------------

                          PREFERRED STOCK PURCHASE AGREEMENT


                               Dated as of June 2, 1997


                                        Among


                                  JAMtv Corporation



                                         and



                  The Investors named on the Signature Pages Hereto

                                  TABLE OF CONTENTS


                                                                               PAGE
                                                                               ----
SECTION 1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .     2
SECTION 2.  Issuance and Sale of Series A Preferred Stock. . . . . . . . . .     6

       2.1.   Issuance of Series A Preferred Stock and
                Reservation of Series A Reserved Shares. . . . . . . . . . .     6
       2.2.     Agreement to Sell and Purchase the Series A
                Preferred Stock. . . . . . . . . . . . . . . . . . . . . . .     7
       2.3.     Delivery of Series A Preferred Stock to the
                Investors. . . . . . . . . . . . . . . . . . . . . . . . . .     7
       2.4.     The Closing. . . . . . . . . . . . . . . . . . . . . . . . .     7

SECTION 3.  Representations and Warranties of the Company. . . . . . . . . .     7

       3.1.     Reorganization . . . . . . . . . . . . . . . . . . . . . . .     8
       3.2.     Organization and Good Standing; Power and
                Authority; Qualifications. . . . . . . . . . . . . . . . . .     8
       3.3.     Authorization of the Documents.. . . . . . . . . . . . . . .     9
       3.4.     Capitalization.. . . . . . . . . . . . . . . . . . . . . . .    10
       3.5.     Authorization of the Series A Preferred
                Stock, and Series A Reserved Shares. . . . . . . . . . . . .    11
       3.6.     Equity Investments.. . . . . . . . . . . . . . . . . . . . .    11
       3.7.   Intellectual Property Rights.. . . . . . . . . . . . . . . . .    11
       3.8.   Financial Information. . . . . . . . . . . . . . . . . . . . .    12
       3.9.   Absence of Undisclosed Liabilities.. . . . . . . . . . . . . .    13
       3.10.  Absence of Changes.. . . . . . . . . . . . . . . . . . . . . .    13
       3.11.  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .    15
       3.12.  Employee Benefit Plans.. . . . . . . . . . . . . . . . . . . .    16
       3.13.  Properties.. . . . . . . . . . . . . . . . . . . . . . . . . .    17
       3.14.  Owned Real Property. . . . . . . . . . . . . . . . . . . . . .    17
       3.15.  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .    17
       3.16.  Labor Relations; Employees.. . . . . . . . . . . . . . . . . .    19
       3.17.  Litigation; Compliance With Laws.. . . . . . . . . . . . . . .    20
       3.18.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .    21
       3.19.  Environmental Matters. . . . . . . . . . . . . . . . . . . . .    21
       3.20.  Material Interests of Certain Persons. . . . . . . . . . . . .    22
       3.21.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .    22
       3.22.  Offering Exemption.. . . . . . . . . . . . . . . . . . . . . .    22
       3.23.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
       3.24.  Registration Rights. . . . . . . . . . . . . . . . . . . . . .    22
       3.25.  Disclosure.. . . . . . . . . . . . . . . . . . . . . . . . . .    22

SECTION 4.  Representations and Warranties of Each Investor. . . . . . . . .    23

SECTION 5.  Deliveries at the Closing. . . . . . . . . . . . . . . . . . . .    25

SECTION 6.  Transfer Taxes.. . . . . . . . . . . . . . . . . . . . . . . . .    25

                                      i

                                                                               PAGE
                                                                               ----

SECTION 7.  Exchanges; Lost, Stolen or Mutilated
            Certificates.. . . . . . . . . . . . . . . . . . . . . . . . . .    26

SECTION 8.  Survival of Representations, Warranties and
            Agreements.. . . . . . . . . . . . . . . . . . . . . . . . . . .    26

SECTION 9.  Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

SECTION 10. Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .    27

       10.1.  General Indemnification. . . . . . . . . . . . . . . . . . . .    27
       10.2.  Calculation of Losses. . . . . . . . . . . . . . . . . . . . .    27
       10.3.  Procedures Relating to Indemnification.. . . . . . . . . . . .    27
       10.4.  Exclusive Remedy.. . . . . . . . . . . . . . . . . . . . . . .    28

SECTION 11.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

SECTION 12.  Successors and Assigns. . . . . . . . . . . . . . . . . . . . .    28

SECTION 13.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .    29

SECTION 14.  Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

SECTION 15.  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . .    30

SECTION 16.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .    30

SECTION 17.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

SECTION 18.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . .    30

SECTION 19.  Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . .    30


                                   LIST OF EXHIBITS

EXHIBIT

1         Certificate of Incorporation
2         Registration Rights Agreement
3         Stockholders' Agreement
4         Form of Opinion of Counsel to the Company
5         Form of Employment Agreement between the Company and Howard Tullman
6         Form of Employment Agreement between the Company and Patrick Blake
7         Form of Employment Agreement between the Company and Jerry Mickelson
8 Form of Bill of Sale, Assignment, and Assumption Agreement between Imagination Pilots, Inc. and the Company
9 Form of Technology Sale Agreement between Imagination Pilots, Inc. and the Company
10 Trademark License Agreement, dated as of February 28, 1997, between Jam Productions, Ltd., and the Illinois Predecessor
11 Form of Multimedia Content Agreement between the Company and Jam Productions, Ltd.

                                  LIST OF SCHEDULES

Schedule I          Purchase of Series A Preferred Stock
Schedule 1          Permitted Encumbrances
Schedule 3.1        Reorganization
Schedule 3.2        Foreign Qualification
Schedule 3.4        Capital Stock
Schedule 3.7        Intellectual Property Rights
Schedule 3.8        Financial Statements
Schedule 3.9        Undisclosed Liabilities
Schedule 3.10       Absence of Changes
Schedule 3.11       Tax Matters
Schedule 3.12       Employee Benefit Plans
Schedule 3.13       Properties
Schedule 3.14       Real Property
Schedule 3.15(a)    Contracts
Schedule 3.15(b)    Status of Contracts
Schedule 3.15(c)    Burdensome Contracts
Schedule 3.16       Labor Matters
Schedule 3.17       Litigation; Compliance with Laws
Schedule 3.18       Insurance
Schedule 3.20       Material Interests
Schedule 3.21       Use of Proceeds
Schedule 4(b)       Existing Investors who are not Accredited Investors
Schedule 5          Deliveries at the Closing